As filed with the Securities and Exchange Commission on June 1, 2022
Registration No. 333-
________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________________
Philip Morris International Inc.
(Exact name of registrant as specified in its charter)

Virginia	13-3435103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Park Avenue New York, New York 10017 (917) 663-2000 (Address of Principal Executive Offices)	10017 (Zip Code)
________________________
Philip Morris International Inc. 2022 Performance Incentive Plan

(Full title of the plan)
________________________
Darlene Quashie Henry
Vice President, Associate General Counsel & Corporate Secretary
Philip Morris International Inc.
120 Park Avenue
New York, New York 10017
(Name and address of agent for service)

(917) 663-2000
(Telephone number, including area code, of agent for service)
________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Philip Morris International Inc. (the “Registrant” or “PMI”) to register 25,000,000 shares of the Registrant’s common stock, no par value (the “Common Stock”), to be offered and sold under the PMI 2022 Performance Incentive Plan. This Registration Statement consists of only those items required by General Instruction E to Form S-8.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Exchange Act of 1933, as amended (“Securities Act”). In accordance with rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
In accordance with General Instruction E to Form S-8, the following documents previously filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

(i)
the description of the Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed as Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2021;

(ii)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021; and

(iii)	the Registrant’s reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in Section (ii) above.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Virginia Stock Corporation Act (the “VSCA”) permits the Registrant to indemnify its officers and directors in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Registrant and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when an officer or director entirely prevails in the defense of any proceeding to which he was a party because he is or was an officer or director of the Registrant. The VSCA further provides that the Registrant may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Registrant) and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder approved by-laws, except an indemnity against willful misconduct or a knowing violation of the criminal law.
The VSCA establishes a statutory limit on liability of officers and directors of the Registrant for damages assessed against them in a suit brought by or in the right of the Registrant or brought by or on behalf of shareholders of the Registrant and authorizes the Registrant to specify a lower monetary limit on liability in the Registrant’s articles of incorporation or shareholder approved by-laws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.
The Registrant’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) provide that an officer or director, or former officer or director, of the Registrant shall be indemnified to the full extent permitted by the VSCA as currently in effect or as hereafter amended in connection with any action, suit or proceeding brought by or in the right of the Registrant or brought by or on behalf of shareholders of the Registrant. The Articles of Incorporation further provide for the limitation or elimination of the liability of an officer or director or former officer or director of the Registrant for monetary damages to the Registrant or its shareholders in any action, suit or proceeding, to the full extent permitted by the VSCA as currently in effect or as hereafter amended. The Registrant carries insurance on behalf of its directors and officers.
The Registrant has entered into an indemnity agreement with each of the members of its Board of Directors (the “Board”) and each of its executive officers. The agreement provides for the mandatory indemnification against liabilities as well as mandatory advancement and reimbursement of all reasonable expenses (in each case subject to limited exceptions) that may be incurred by members of the Board and executive officers in various legal proceedings arising out of their service as directors and executive officers, as permitted by Virginia law and the Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index below and incorporated herein by reference.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on June 1, 2022.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ JACEK OLCZAK
Name: Jacek Olczak
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JACEK OLCZAK (Jacek Olczak)	Director, Chief Executive Officer (Principal Executive Officer)	June 1, 2022

/s/ EMMANUEL BABEAU (Emmanuel Babeau)	Chief Financial Officer (Principal Financial Officer)	June 1, 2022

/s/ REGINALDO DOBROWOLSKI (Reginaldo Dobrowolski)	Vice President and Controller (Principal Accounting Officer)	June 1, 2022

Signature	Title	Date

/s/ Bonin Bough (Bonin Bough)	Director	June 1, 2022
/s/ André Calantzopoulos (André Calantzopoulos)	Executive Chairman, Director	June 1, 2022
/s/ Michel Combes (Michel Combes)	Director	June 1, 2022
/s/ Juan José Daboub (Juan José Daboub)	Director	June 1, 2022
/s/ Werner Geissler (Werner Geissler)	Director	June 1, 2022
/s/ Lisa A. Hook (Lisa A. Hook)	Director	June 1, 2022
/s/ Jun Makihara (Jun Makihara)	Director	June 1, 2022
/s/ Kalpana Morparia (Kalpana Morparia)	Director	June 1, 2022
/s/ Lucio A. Noto (Lucio A. Noto)	Director	June 1, 2022
/s/ Frederik Paulsen (Frederik Paulsen)	Director	June 1, 2022
/s/ Robert B. Polet (Robert B. Polet)	Director	June 1, 2022

/s/ Dessislava Temperley (Dessislava Temperley)	Director	June 1, 2022
/s/ Shlomo Yanai (Shlomo Yanai)	Director	June 1, 2022

EXHIBIT INDEX

Exhibit No.	Description

4.1	Philip Morris International Inc. 2022 Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 6, 2022).

5.1	Opinion of DLA Piper LLP (US) (filed herewith).

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers SA, Independent Registered Public Accounting Firm (filed herewith).

107	Filing Fee Table (filed herewith)